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                                                                   Exhibit 4.3b



Pass Through Trust Agreement B, dated as of May 1, 1999, between AES Eastern Energy, L.P. and Bankers Trust Company, as Pass Through Trustee, made with respect to the formation of the Pass Through Trust, Series 1999-B and the issuance of 9.67% Pass Through Certificates, Series 1999-B

         The Pass Through Trust Agreement B differs from the Pass Through Trust Agreement A in the following respects:

         The Pass Through Certificates Series A-1999 have been replaced with Plass Through Certificates Series B-1999 in the amount of $268,000,000 with a final distribution date of January 2, 2029